Exhibit 3.11

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMS SOFTWARE SERVICES LTD.

Pursuant to Sections 242 and 245 of

The General Corporation Law of

the State of Delaware

IMS Software Services Ltd. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), in order to amend and restate its Certificate of Incorporation pursuant to Sections 242 and 245 of the GCL, certifies as follows:

1. The name of the Corporation is IMS Software Services Ltd. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 26, 1988, a Certificate of Ownership was filed on February 14, 2003, a Certificate of Conversion and Certificate of Formation was filed to be effective on December 23, 2014, and a Certificate of Conversion and a Certificate of Incorporation were filed to be effective on December 29, 2014.

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) in the form hereinafter set forth in Item 5, has been duly adopted by the Board of Directors via Written Consent, effective as of December 26, 2018, and the sole stockholder via Written Consent, effective as of December 26, 2018, in accordance with Sections 242 and 245 of the GCL.

3. This Amended and Restated Certificate amends and restates the provisions of the Certificate of Incorporation to add a new class comprised of 100 shares of preferred stock, $1.00 par value per share, as set forth in Article SIXTH.

4. This Amended and Restated Certificate of Incorporation shall be effective as of December 28, 2018.

5. The text of the Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMS SOFTWARE SERVICES LTD.

FIRST: The name of the corporation is IMS Software Services Ltd. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, Wilmington, County of New Castle, Delaware, 19801. The registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Common and Preferred Stock. The aggregate number of shares that the Corporation shall have authority to issue Two Hundred (200) shares, divided into two classes. The Corporation shall have authority to issue One Hundred (100) shares of Common Stock, having a par value of One Cent ($0.01) per share (the “Common Stock”), and One Hundred (100) shares of Preferred Stock, having a par value of One Dollar ($1.00) per share (the “Preferred Stock”).

FIFTH: Common Stock. Except as otherwise provided in Article SIXTH hereof, the holders of the Common Stock shall be entitled to all rights and privileges provided to stockholders under Delaware General Corporation Law.

SIXTH: Preferred Stock.

6.1 Dividend Rights. The holders of each share of Preferred Stock shall be entitled to cumulative dividends at the rate of 8.125% per annum of the original issue price of each share of Preferred Stock as reflected on the books and records of the Corporation (the “Original Issuance Price”), payable annually on December 31 of each year, subject to the provisions of this Section. If and as declared by the Board of Directors, the dividends shall be declared to holders of Preferred Stock of record as of December 1 of each year.

Anything to the contrary herein notwithstanding, the failure to declare dividends with respect to the Preferred Stock shall not constitute a default hereunder, and dividends on the Preferred Stock (whether or not declared) will be cumulative from the original issue date with respect to each such share of Preferred Stock and shall be compounded annually.

No dividends shall be paid or set apart for payment on the Common Stock, no distribution shall be made on the Common Stock, and no shares of Common Stock shall be redeemed, retired or otherwise acquired for value unless (i) full cumulative dividends on Preferred Stock for all past years have been declared and paid, (ii) dividends for the current year have been declared and paid or funds have been set aside therefor until legally permissible for declaration and payment in accordance with the provisions hereof, and (iii) the ability of the Corporation to pay the Redemption Price or Liquidation Value is not impaired thereby.

6.2 Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or of any reduction in the capital of the Corporation resulting in any distribution of assets to its stockholders, each holder of Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether from capital, surplus, earnings or otherwise, available for distribution to the stockholders of the Corporation, before any amount is paid to the holders of the Common Stock, the Original Issuance Price of its Preferred Stock, together with all accumulated and unpaid dividends as of the date of liquidation in accordance with Section 6.1 (“Liquidation Value”). In the event that assets are not available to pay each stockholder in full, the holders of Preferred Stock shall be entitled to receive a pro rata share of the assets available to pay stockholders in preference to the holders of Common Stock.

6.3 Redemption Rights. Each share of Preferred Stock shall be redeemable by the Corporation at any time after ten (10) years from the date of the original issuance, but in any event, all shares of Preferred Stock shall be redeemed by the Corporation fifteen (15) years after the date of original issuance. The Corporation shall provide written notice of the Corporation’s intention to redeem the Preferred Stock to the holder of record as of the redemption date specified in the notice (the “Redemption Date”). Subject to the provisions and limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors shall have full power and authority to prescribe the timing in which the Preferred Stock shall from time to time be redeemable.

On or after the Redemption Date, and upon presentation and surrender at the place and manner designated in the notice, of the certificate or certificates for Preferred Stock held by the holder, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank and bearing all necessary stock transfer stamps affixed and canceled, each holder of Preferred Stock called for redemption shall be entitled to receive for its Preferred Stock called for redemption the Original Issuance Price of its Preferred Stock, together with all accumulated and unpaid dividends as of the Redemption Date in accordance with Section 6.1 (“Redemption Price”).

Subject to the provisions and limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors shall have full power and authority to prescribe the timing in which Preferred Stock represented by this Amended and Restated Certificate of Incorporation shall from time to time be redeemable.

6.4 No Voting Rights. The holders of shares of the Preferred Stock shall not have the right to notice of stockholders’ meetings and shall have no vote at stockholders’ meetings; provided, however, that so long as any shares of the Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the holders of the shares of the Preferred Stock, alter or change the powers, designations, preferences and other rights and qualifications, limitations or restrictions of the shares of the Preferred Stock so as to adversely affect the holders of the Preferred Stock.

6.5 No Registration Rights. The holders of shares of the Preferred Stock shall have no registration rights.

6.6 No Pre-Emptive Rights. No holder of Preferred Stock shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation, or of any stock of the Corporation to be issued by reason of an increase of the authorized stock of the Corporation, to purchase or subscribe for any debentures, bonds, certificates of indebtedness or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation, to purchase or subscribe for any stock of the Corporation purchased by the Corporation, or to have any other pre-emptive rights now or hereafter defined by the laws of the State of Delaware.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

EIGHTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions arising under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit.

NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

TENTH: Meetings of the stockholders may be held within or without the State of Delaware as set forth in the Bylaws. The books of the Corporation may be kept at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

ELEVENTH: This Amended and Restated Certificate of Incorporation shall be effective as of December 28, 2018.

* * *

THE UNDERSIGNED, authorized officer of IMS Software Services Ltd., has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name as to be effective as of the 28th day of December, 2018.

By:	/s/ Michael Knolker
Name:	Michael Knolker
Title:	Vice President

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